Exhibit 99.1

Ecovyst Reports Third Quarter 2024 Results

MALVERN, PA, October 31, 2024 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of advanced materials, specialty catalysts and services, today reported results for the third quarter ended September 30, 2024.

Third Quarter 2024 Results & Highlights
▪Sales of $179.2 million, compared to $173.3 million in the third quarter of 2023
▪Net Income of $14.3 million, compared to $16.6 million in the year-ago quarter, with a net income margin of 8.0% and diluted net income per share of $0.12. Adjusted Net Income was $16.5 million with Adjusted Diluted Income per share of $0.14
▪Adjusted EBITDA of $59.8 million, down 12% compared to the third quarter of 2023, with an Adjusted EBITDA margin of 28.5%
▪Cash flows from operating activities was $106.4 million for the nine months ended September 30, 2024, compared to $73.4 million for the nine months ended September 30, 2023. Adjusted Free Cash Flow was $59.3 million for the nine months ended September 30, 2024, compared to $19.8 million for the nine months ended September 30, 2023

“Ecovyst's third-quarter results met our expectations, showcasing the resilience of our Ecoservices segment. This was driven by favorable pricing in regeneration services and increased sales volumes for virgin sulfuric acid. In our Advanced Materials & Catalysts segment, growth in polyethylene catalysts was offset by the shift of certain hydrocracking and custom catalyst orders into the fourth quarter of 2024,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer.

“Ecovyst is steadfast in pursuing our strategic goals of operational excellence, increasing industrial segment volumes, and diversifying products through emerging technologies. I am pleased with the strides we’ve made in enhancing reliability within Ecoservices, which has already led to gains in operational efficiency. Additionally, we have made notable progress in Advanced Materials & Catalysts through investments in the Kansas City expansion and collaborations with customers in biocatalysis and advanced recycling technologies,” Bitting added.
Review of Segment Results and Business Trends
Ecoservices
Third quarter 2024 sales were $153.9 million, compared to $147.6 million in the third quarter of 2023. The increase in sales reflects higher sales volume in virgin sulfuric acid and favorable contractual pricing in regeneration services. Third quarter 2024 Adjusted EBITDA was $55.1 million, compared to $54.7 million in the third quarter of 2023. The modest increase reflects favorable net pricing and higher sales volume, partially offset by higher manufacturing costs associated with inflation, increased planned maintenance costs and costs associated with the manufacturing plant reliability improvement program.
Advanced Materials & Catalysts
During the third quarter of 2024, Advanced Silicas sales were $25.3 million, compared to $25.7 million in the third quarter of 2023. The modest decrease in sales reflects the timing of niche custom catalyst sales, partially offset by higher sales of advanced silicas used for the production of polyethylene. Our proportionate 50% share of third quarter sales for the Zeolyst Joint Venture was $30.9 million, compared to $37.0 million in the third quarter of 2023. The change in Zeolyst Joint Venture sales was due primarily to lower sales of catalysts used in the production of sustainable fuels and emission control applications, partially offset by higher sales of hydrocracking catalysts and custom catalysts. Third quarter 2024 Adjusted EBITDA for Advanced Materials & Catalysts, which includes our proportionate 50% share of the Zeolyst Joint Venture, was $10.9 million, compared to $16.4 million in the third quarter of 2023, with the change reflecting lower sales volume within the Zeolyst Joint Venture associated with catalysts used in the production of sustainable fuels and emission control applications, partially offset by favorable mix and increased sales of advanced silicas used for the production of polyethylene in Advanced Silicas.

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Cash Flows and Balance Sheet
Cash flows from operating activities was $106.4 million for the nine months ended September 30, 2024, compared to $73.4 million for the nine months ended September 30, 2023. The increase was primarily driven by the timing of dividends received from the Zeolyst Joint Venture and favorable working capital changes. At September 30, 2024, the Company had cash and cash equivalents of $123.5 million, total gross debt of $873.0 million and availability under the ABL facility of $64.5 million, after giving effect to $3.3 million of outstanding letters of credit and no revolving credit facility borrowings outstanding, for total available liquidity of $188.0 million. The net debt to net income ratio was 13.9x as of September 30, 2024 and the net debt leverage ratio was 3.2x as of September 30, 2024.
2024 Financial Outlook
Ecovyst expects demand trends for our Ecoservices segment to remain positive for the balance of 2024. The company expects high refinery utilization to provide continued support for our regeneration services business. Ecovyst remains cautious about the possibility of further contraction in industrial demand, but we anticipate sales of virgin sulfuric acid to be up in 2024, compared to 2023. For Advanced Silicas, Ecovyst expects sales of polyethylene catalysts and supports to be up in 2024, compared to 2023. However, the magnitude of the increase remains a function of overall industrial activity and related customer demand. Ecovyst remains cautious of the potential for timing shifts to impact sales of event-driven, niche custom catalysts in our Advanced Silicas business. The Company expects the current supply and demand imbalance in the renewable fuels industry will continue to challenge the near-term demand outlook for Ecovyst’s sales of catalyst materials used in sustainable fuel production. Subdued economic conditions and high interest rates are also anticipated to continue to weigh on the near-term sales of emission control catalyst materials which are used on heavy duty diesel vehicles.
“I am pleased with the focus and performance of my Ecovyst colleagues in the face of the near-term challenges in some of our product groups. Based upon our current expectations for the remainder of the year, which include continued positive momentum in our Ecoservices business, and an expectation for higher polyethylene catalyst sales and anticipated timing associated with hydrocracking and niche custom catalyst sales, we are maintaining our guidance for full-year 2024 Adjusted EBITDA of $230 million $245 million. While we remain cautious about the uncertainty in the global macroeconomic environment and its potential impact on industrial activity over the balance of the year, we believe the continued resilience and cash generation of our core businesses will allow Ecovyst to remain intently focused on achieving our long-term growth objectives and on value creation for our shareholders,” Bitting said.
The Company’s current guidance for full year 2024 is as follows:

▪Sales of $700 million to $740 million
▪Sales of $115 million to $135 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales
▪Full year 2024 Adjusted EBITDA1 of $230 million to $245 million
▪Free Cash Flow1 of $75 million to $85 million
▪Capital expenditures of $70 million to $80 million
▪Interest expense of $48 million to $52 million
▪Depreciation & Amortization
•Ecovyst - $88 million to $92 million
•Zeolyst J.V. - $12 million to $14 million
▪Effective tax rate in the mid 20% range
▪Full year 2024 Adjusted Net Income1 of $53 million to $74 million, with Adjusted Diluted Income per share of $0.45 to $0.63.

1In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Ecovyst Third Quarter 2024 Earnings Release	Page 2

Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. As of September 30, 2024, $229.6 million was available for share repurchases under the program.
During the third quarter of 2024, the Company did not repurchase any shares of its common stock pursuant to the stock repurchase program. During the third quarter of 2023, the Company repurchased 541,494 shares of its common stock on the open market at an average price of $9.85 per share, for a total cost of $5.3 million, excluding brokerage commissions and accrued excise tax.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions and may be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 trading plans or accelerated share repurchases. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion.

Conference Call and Webcast Details
On Thursday, October 31, 2024, Ecovyst management will review the third quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 267-6316 (domestic) or
1 (203) 518-9783 (international) and use the participant code ECVTQ324.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of advanced materials, specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides high quality and high strength virgin sulfuric acid for industrial and mining applications. Ecoservices also provides chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry. Advanced Materials & Catalysts, through its Advanced Silicas business, provides finished silica catalysts, catalyst supports and functionalized silicas necessary to produce high performing plastics and to enable sustainable chemistry, and through its Zeolyst Joint Venture, innovates and supplies specialty zeolites used in catalysts that support the production of sustainable fuels, remove nitrogen oxides from diesel engine emissions and that are broadly applied in refining and petrochemical process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt to Net Income ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its

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performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2024 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change

Sales	$179.2	$173.3	3.4%	$522.5	$518.3	0.8%
Cost of goods sold	124.5	120.1	3.7%	374.9	367.7	2.0%
Gross profit	54.7	53.2	2.8%	147.6	150.6	(2.0)%
Selling, general and administrative expenses	20.0	16.9	18.3%	64.3	59.5	8.1%
Other operating expense, net	3.1	4.3	(27.9)%	9.9	17.2	(42.4)%
Operating income	31.6	32.0	(1.3)%	73.4	73.9	(0.7)%
Equity in net (income) from affiliated companies	0.9	(4.7)	(119.1)%	(2.5)	(16.3)	(84.7)%
Interest expense, net	11.3	11.8	(4.2)%	37.6	30.8	22.1%
Debt extinguishment costs	—	—	—%	4.6	—	NM
Other expense, net	0.6	0.4	50.0%	1.1	0.6	83.3%
Income before income taxes	18.8	24.5	(23.3)%	32.6	58.8	(44.6)%
Provision for income taxes	4.5	7.9	(43.0)%	8.8	17.6	(50.0)%
Effective tax rate	24.0%	32.3%		26.9%	29.9%
Net income	$14.3	$16.6	(13.9)%	$23.8	$41.2	(42.2)%

Earnings per share:
Basic earnings per share	$0.12	$0.14		$0.20	$0.35
Diluted earnings per share	$0.12	$0.14		$0.20	$0.34

Weighted average shares outstanding:
Basic	116,490,634	116,446,085		116,786,759	119,042,161
Diluted	117,187,054	117,374,347		117,425,254	120,417,132

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$123.5	$88.4
Accounts receivable, net	74.0	81.3
Inventories, net	53.7	45.1
Derivative assets	6.2	13.4
Prepaid and other current assets	26.1	17.8
Total current assets	283.5	246.0
Investments in affiliated companies	410.4	440.2
Property, plant and equipment, net	571.7	576.9
Goodwill	405.8	404.5
Other intangible assets, net	106.6	116.6
Right-of-use lease assets	25.7	24.3
Other long-term assets	36.3	29.4
Total assets	$1,840.0	$1,837.8
LIABILITIES
Current maturities of long-term debt	$8.7	$9.0
Accounts payable	33.4	40.2
Operating lease liabilities—current	8.0	8.2
Accrued liabilities	61.7	61.7
Total current liabilities	111.8	119.1
Long-term debt, excluding current portion	853.9	858.9
Deferred income taxes	108.5	115.8
Operating lease liabilities—noncurrent	17.6	16.0
Other long-term liabilities	18.9	22.5
Total liabilities	1,110.7	1,132.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,744,045 on September 30, 2024 and December 31, 2023, respectively; outstanding shares 116,509,803 and 116,116,895 on September 30, 2024 and December 31, 2023, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	1,103.4	1,102.6
Accumulated deficit	(147.1)	(170.9)
Treasury stock, at cost; shares 24,363,043 and 24,627,150 on September 30, 2024 and December 31, 2023, respectively	(223.1)	(226.7)
Accumulated other comprehensive loss	(5.3)	(0.9)
Total equity	729.3	705.5
Total liabilities and equity	$1,840.0	$1,837.8

Ecovyst Third Quarter 2024 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:	(in millions)
Net income	$23.8	$41.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	56.2	51.9
Amortization	10.6	10.5
Amortization of deferred financing costs and original issue discount	1.3	1.5
Deferred income tax benefit	(4.5)	(1.0)
Net loss on asset disposals	0.8	3.3
Stock compensation	10.5	12.5
Equity in net income from affiliated companies	(2.5)	(16.3)
Dividends received from affiliated companies	33.0	10.0
Other, net	(7.3)	(5.2)
Working capital changes that provided (used) cash:
Receivables	7.6	(8.9)
Inventories	(7.4)	(3.9)
Prepaids and other current assets	(8.3)	0.9
Accounts payable	(5.8)	(3.7)
Accrued liabilities	(1.6)	(19.4)
Net cash provided by operating activities	106.4	73.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(51.7)	(53.6)
Investment in non-marketable equity securities	(4.5)	—
Net cash used in investing activities	(56.2)	(53.6)

Cash flows from financing activities:
Draw down of revolving credit facilities	—	14.5
Repayments of revolving credit facilities	—	(14.5)
Issuance of long-term debt, net of original issue discount and financing fees	870.8	—
Repayments of long-term debt	(877.5)	(6.8)
Repurchases of common shares	(5.0)	(78.7)
Tax withholdings on equity award vesting	(1.2)	(3.4)
Repayment of financing obligation	(2.4)	(2.1)
Other, net	0.2	0.5
Net cash used in financing activities	(15.1)	(90.5)

Effect of exchange rate changes on cash and cash equivalents	—	(1.9)
Net change in cash and cash equivalents	35.1	(72.6)
Cash and cash equivalents at beginning of period	88.4	110.9
Cash and cash equivalents at end of period	$123.5	$38.3

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Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(in millions)
Reconciliation of net income to Adjusted EBITDA
Net income	$14.3	$16.6	$23.8	$41.2
Provision for income taxes	4.5	7.9	8.8	17.6
Interest expense, net	11.3	11.8	37.6	30.8
Depreciation and amortization	23.2	21.3	66.8	62.5
EBITDA	53.3	57.6	137.0	152.1
Joint venture depreciation, amortization and interest(a)	3.6	3.3	10.1	10.1
Amortization of investment in affiliate step-up(b)	0.6	1.6	3.2	4.8
Debt extinguishment costs	—	—	4.6	—
Net loss on asset disposals(c)	0.2	1.0	0.8	3.3
Foreign currency exchange loss (gain)(d)	—	0.8	0.1	(0.4)
LIFO (benefit) expense(e)	(0.6)	—	(3.2)	2.5
Transaction and other related costs(f)	—	0.2	0.2	2.8
Equity-based compensation	3.0	3.5	10.5	12.6
Restructuring, integration and business optimization expenses(g)	0.5	0.3	0.9	2.4
Other(h)	(0.8)	(0.4)	(1.9)	(0.1)
Adjusted EBITDA	$59.8	$67.9	$162.3	$190.1

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Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Advanced Materials & Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the remeasurement effects of monetary assets and liabilities, including non-permanent intercompany debt, denominated in foreign currency.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

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Appendix Table A-2: Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended September 30,
	2024					2023
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$18.8	$4.5	$14.3	$0.12	$0.12	$24.5	$7.9	$16.6	$0.14	$0.14
Amortization of investment in affiliate step-up(b)	0.6	0.1	0.5	—	—	1.6	0.5	1.1	0.01	0.01
Net loss on asset disposals(c)	0.2	0.1	0.1	—	—	1.0	0.3	0.7	0.01	0.01
Foreign currency exchange loss(d)	—	—	—	—	—	0.8	0.2	0.6	0.01	0.01
LIFO benefit(e)	(0.6)	(0.2)	(0.4)	—	—	—	—	—	—	—
Transaction and other related costs(f)	—	—	—	—	—	0.2	0.1	0.1	—	—
Equity-based compensation	3.0	0.7	2.3	0.02	0.02	3.5	0.3	3.2	0.03	0.03
Restructuring, integration and business optimization expenses(g)	0.5	0.1	0.4	—	—	0.3	0.1	0.2	—	—
Other(h)	(0.8)	(0.1)	(0.7)	—	—	(0.4)	(0.1)	(0.3)	(0.01)	(0.01)
Adjusted Net Income(1)	$21.7	$5.2	$16.5	$0.14	$0.14	$31.5	$9.3	$22.2	$0.19	$0.19

Weighted average shares outstanding				116,490,634	117,187,054				116,446,085	117,374,347

	Nine months ended September 30,
	2024					2023
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$32.6	$8.8	$23.8	$0.20	$0.20	$58.8	$17.6	$41.2	$0.35	$0.34
Amortization of investment in affiliate step-up(b)	3.2	0.8	2.4	0.02	0.02	4.8	1.3	3.5	0.03	0.03
Debt extinguishment costs	4.6	1.2	3.4	0.03	0.03	—	—	—	—	—
Net loss on asset disposals(c)	0.8	0.2	0.6	0.01	0.01	3.3	0.9	2.4	0.02	0.02
Foreign currency exchange loss (gain)(d)	0.1	—	0.1	—	—	(0.4)	(0.1)	(0.3)	—	—
LIFO (benefit) expense(e)	(3.2)	(0.8)	(2.4)	(0.02)	(0.02)	2.5	0.7	1.8	0.02	0.01
Transaction and other related costs(f)	0.2	0.1	0.1	—	—	2.8	0.8	2.0	0.02	0.02
Equity-based compensation	10.5	2.1	8.4	0.07	0.07	12.6	1.1	11.5	0.10	0.10
Restructuring, integration and business optimization expenses(g)	0.9	0.2	0.7	0.01	0.01	2.4	0.7	1.7	0.01	0.01
Other(h)	(1.9)	(0.6)	(1.3)	(0.01)	(0.02)	(0.1)	—	(0.1)	(0.01)	—
Adjusted Net Income(1)	$47.8	$12.0	$35.8	$0.31	$0.30	$86.7	$23.0	$63.7	$0.54	$0.53

Weighted average shares outstanding				116,786,759	117,425,254				119,042,161	120,417,132
See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

Ecovyst Third Quarter 2024 Earnings Release	Page 10

(1)We define Adjusted Net Income as net income adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted Net Income may not be comparable with net income or Adjusted Net Income as defined by other companies.

The adjustments to net income are shown net of applicable tax rates of 25.1% and 27.4% for the nine months ended September 30, 2024 and 2023, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item.

Ecovyst Third Quarter 2024 Earnings Release	Page 11

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change

Sales:
Ecoservices	$153.9	$147.6	4.3%	$449.4	$443.4	1.4%
Advanced Silicas	25.3	25.7	(1.6)%	73.1	74.9	(2.4)%
Total sales	$179.2	$173.3	3.4%	$522.5	$518.3	0.8%

Zeolyst Joint Venture sales	$30.9	$37.0	(16.5)%	$83.4	$103.7	(19.6)%

Adjusted EBITDA:
Ecoservices	$55.1	$54.7	0.7%	$146.3	$151.6	(3.5)%
Advanced Materials & Catalysts	10.9	16.4	(33.5)%	36.8	54.7	(32.7)%
Unallocated corporate expenses	(6.2)	(3.2)	(93.8)%	(20.8)	(16.2)	(28.4)%
Total Adjusted EBITDA	$59.8	$67.9	(11.9)%	$162.3	$190.1	(14.6)%

Adjusted EBITDA Margin:
Ecoservices	35.8%	37.1%		32.6%	34.2%
Advanced Materials & Catalysts(1)	19.4%	26.2%		23.5%	30.6%
Total Adjusted EBITDA Margin(1)	28.5%	32.3%		26.8%	30.6%

(1)Adjusted EBITDA Margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Third Quarter 2024 Earnings Release	Page 12

Appendix Table A-4: Adjusted Free Cash Flow

	Nine months ended September 30,
	2024	2023
	(in millions)
Net cash provided by operating activities	$106.4	$73.4
Less:
Purchases of property, plant and equipment(1)	(51.7)	(53.6)
Free Cash Flow(2)	$54.7	$19.8

Adjustments to free cash flow:
Cash paid for debt financing costs included in cash from operating activities	4.6	—
Adjusted Free Cash Flow(2)	$59.3	$19.8

Net cash used in investing activities(3)	$(56.2)	$(53.6)
Net cash used in financing activities	$(15.1)	$(90.5)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

Ecovyst Third Quarter 2024 Earnings Release	Page 13

Appendix Table A-5: Net Debt Leverage Ratio

	September 30, 2024		September 30, 2023
	(in millions, except ratios)
Total debt	$873.0		$879.8
Less:
Cash and cash equivalents	123.5		38.3
Net debt	$749.5		$841.5

Trailing twelve months:
Net income	$53.8		$62.7
Adjusted EBITDA(1)	$232.0		$259.3

Net Debt to Net Income ratio	13.9	x	13.4	x
Net Debt Leverage ratio	3.2	x	3.2	x

(1)Refer to Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Third Quarter 2024 Earnings Release	Page 14